Exhibit 99.1
Amazing Energy Appoints Willard G. McAndrew, III as Chief Executive Officer
AMARILLO, Texas -- Amazing Energy Oil and Gas Co. (OTCQX: AMAZ), has appointed Willard G. McAndrew, III as Chief Executive Officer and as a member of the Board of Directors.
Mr. McAndrew has 44 years of experience in the oil and gas industry specializing in management and field operations. Most recently, Mr. McAndrew served as an Officer and Director for three years for Torchlight Energy, Inc. Mr. McAndrew has served as President and owner of several companies involved in all phases of the oil and gas business from prospect acquisitions, drilling and/or completion. He has acted as strategic consultant to both private and public companies and is responsible for the structure, formation, funding and marketing of multiple partnerships and joint-venture oil and gas financings.
"I am pleased to be joining Amazing Energy at this exciting growth stage for the Company, stated Mr. McAndrew. "I look forward to developing many new growth initiatives for Amazing and continuing to pursue the Company's Permian Basin acreage to maximizing shareholder value. The timing for development in one of the most prolific basins in the World couldn't be better. Amazing is a buyer at the lower end of this commodity pricing cycle and will be well positioned to achieve the reserves and production growth necessary to capitalize as energy prices continue to rise."
We are very excited to have Will take lead of our team and asset base," stated Stephen Salgado, Amazing's Chief Financial Officer. "Will brings decades of experience in the E&P space and has displayed the ability to weather tumult in prices while growing smaller public company's like ours. He is a valuable add and we appreciate his acceptance of the CEO position."
About Amazing Energy Oil and Gas
Amazing Energy Oil and Gas, Co. is an independent oil and gas exploration and production company based in Amarillo, TX. The Company's primary leasehold is in the Permian Basin of West Texas working within a 70,000 acre leasehold in Pecos County, TX. The Company primarily engages in the exploration, development, production and acquisition of oil and natural gas properties. Amazing Energy's operations are currently focused in Texas.

Investor Relations Contact
Derek Gradwell
MZ Group
SVP Natural Resources
Phone: 512-270-6990
Email: dgradwell@mzgroup.us
Web: www.mzgroup.us